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EXHIBIT (23)






                        CONSENT OF INDEPENDENT AUDITORS







We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TRINOVA Corporation Retirement Savings and Profit-Sharing Plan of our reports (a) dated January 26, 1994, with respect to the consolidated financial statements and schedules of TRINOVA Corporation and subsidiaries included or incorporated by reference in its Annual Report
(Form 10-K) and (b) dated June 17, 1994, with respect to the financial statements of the TRINOVA Corporation Retirement Savings and Profit Sharing Plan for Corporate Employees included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1993, filed with the Securities and Exchange Commission.








                                      /S/ ERNST & YOUNG LLP
                                      ERNST & YOUNG LLP





Toledo, Ohio
September 8, 1994